14(b)    REPORTS ON FORM 8

         There were no Form 8-K filings by the Company during the fourth quarter of 2000.


Exhibit 11 - Statement re:  Computation of Per Share Earnings:
--------------------------------------------------------------

Net Income Per Common Share:
----------------------------

     In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" which makes certain changes to the manner in which earnings per share is reported. The Company has adopted this standard for the year ended December 31, 1997.

                                                2000        1999        1998
                                            ----------   ----------   ----------

Numerator-
  Net income-
    Basic & Diluted .....................   $1,224,000   $  614,000   $1,007,000

Denominator-
  Weighted average common shares
      outstanding - Basic ...............    8,160,546    8,559,051    9,297,119
   Incremental shares from assumed
       conversions of stock options .....         --          --          47,628
                                            ----------   ----------   ----------

Weighted average common shares
   outstanding - Diluted ................    8,160,546    8,559,374    9,344,747

Basic earnings per share ................   $     0.15   $     0.07   $     0.11
Diluted earnings per share ..............   $     0.15   $     0.07   $     0.11


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